Exhibit 10.4

Executed Version

ZTO EXPRESS CO., LTD.

and

SHANGHAI ZHONGTONGJI NETWORK TECHNOLOGY CO., LTD.

EXCLUSIVE CONSULTING AND SERVICES AGREEMENT

August 18, 2015

EXCLUSIVE CONSULTING AND SERVICES AGREEMENT

This Exclusive Consulting and Services Agreement (the “Agreement”) is entered into on August 18, 2015 by and between:

(1)                                 SHANGHAI ZHONGTONGJI NETWORK TECHNOLOGY CO., LTD., a limited liability company registered under the laws of the PRC with registered address at Block 5, 1685 Hua Zhi Road, Qingpu District, Shanghai and Meisong Lai as its legal representative (“Party A”); and

(2)                                 ZTO EXPRESS CO., LTD., a limited liability company registered under the laws of the PRC with registered address at Block 1, 1685 Hua Zhi Road, Qingpu District, Shanghai and Meisong Lai as its legal representative (“Party B”)

(each a “Party”, collectively the “Parties”)

WHEREAS

1.                                      The principal business of Party A is to conduct development of computer network technology; software integration of computer network systems; transfer of self-owned technology; design and production of computer software; sale of self-produced products; and to provide relevant technical consulting and services; wholesale, commission agency (excluding auction), import and export of the products of the same category as the foregoing and relevant accessory equipment and providing relevant accessory services; enterprise management consulting, business information consulting (excluding financial information) (business activities relating to items subject to approvals according to the law shall be conducted after approved by relevant authority).

2.                                      The principal business of Party B include domestic express services, international express services (excluding those specialized business of postal enterprises); marine, air, road international freight transport agency; warehousing services; moving, loading and downloading services; domestic freight transport agency; enterprise image planning; marketing planning; PR activities planning; enterprise management consulting; business information consulting; supply chain management; mechanic equipment leasing; sale of mechanic equipment, mechanical and electrical products, electronic products, communication appliances, garments, footwear and headwear, office equipment and articles.

3.                                      Party B wishes to engage Party A to provide technical support and consulting services.

THEREFORE, the Parties hereby reach the following agreement upon mutual friendly consultations:

Article 1    Definition

1.1                               Except as otherwise defined in the terms or context hereof, the following terms in this Agreement shall have the following meanings:

“Party B’s Business”	means any and all businesses engaged in and developed by Party B currently and at any time during the valid term hereof.

“Services”	means the services to be provided by Party A to Party B, which are related to Party B’s Business, including but not limited to:

	(1)	provision of professional consulting services relating to Party B’s business;

	(2)	provision of training for Party B’s personnel;

	(3)	provision of market research, planning and development services;

	(4)	provision of business planning and business strategies (advisory suggestions); and

	(5)	provision of client support and development services (advisory suggestions).

“Service Team”

means the team of personnel established by Party A for the purpose of provision of Services to Party B pursuant to this Agreement, including the employees of Party A, independent professional advisors and other contractors.

“Service Fees”	means all fees payable by Party B to Party A pursuant to Article 3 of this Agreement in respect of the Services provided by Party A.

“Operating Revenue”

means in any single fiscal year during the term of this Agreement, the total revenue generated by Party B in its daily operation of business of that year as recorded under the “Revenue of Primary Business” in the audited balance sheet prepared in accordance with the PRC accounting standards.

“Annual Business Plan”	means the development plan and budget report for Party B’s Business in the next calendar year which is prepared by Party B with the assistance of Party

A pursuant to this Agreement before November 30 of each year.

“Equipment”	shall mean any and all equipment owned by Party A or purchased by Party A from time to time, which are to be used for the purpose of provision of the Services.

1.2                               The references to any laws and regulations (the “Laws”) herein shall be deemed to include (1) the references to the amendments, changes, supplements and reenactments of such Laws, irrespective of whether they take effect before or after the execution of this Agreement; and (2) the references to other decisions, notices or regulations enacted in accordance therewith or effective as a result thereof.

1.3                               Except as otherwise stated in the context herein, all references to an article, clause, item or paragraph shall refer to the relevant article, clause, item or paragraph of this Agreement.

Article 2    Services of Party A

2.1                               In order to better operate its business, Party B whishes to engage Party A to provide the Services to it, and Party A agrees to provide such Services to Party B. Therefore, Party B appoints Party A as its exclusive consulting and services provider to provide Party B with the Services defined herein, and Party A agrees to accept such engagement.

2.2                               Party A shall provide the Services to Party B in accordance with the terms of this Agreement, and Party B shall use its best efforts to facilitate Party A to provide the Services.

2.3                               Party A shall be equipped with various kinds of Equipment and Service Team reasonably necessary for its provision of Services and purchase, acquire new Equipment and personnel according to Party B’s Annual Business Plan and Party B’s reasonable requirements to satisfy the needs of Party A in order to provide Party B with high-quality services in accordance with this Agreement. However, from time to time, Party A may replace any member of the Service Team or change the work duties and responsibilities of any member of the Service Team at its sole discretion, provided that such replacement or change of work duties and responsibilities shall not materially adversely affect the day-to-day business operations of Party B.

2.4                               Notwithstanding the other provisions in this Agreement, Party A is entitled to appoint any third party to provide any or all Services hereunder or to perform any of its obligations hereunder on its behalf. Party B hereby agrees that Party A is entitled to assign its rights and obligations hereunder to any third party.

Article 3    Service Fees

3.1                               With respect to the Services to be provided by Party A pursuant to this Agreement, Party A and Party B estimate that within fifty (50) years Party B will pay to Party A the Service Fees of RMB 10 billion. Notwithstanding the foregoing, Party A and Party B will separately negotiate to determine the amount of annual service fees payable by Party B to Party A after the end of each calendar year throughout the term of this Agreement.

3.2                               Party B shall within three months of the end of each calendar year pay the Service Fees determined under Article 3.1 hereof into a bank account designated by Party A on a lump-sum basis. In case that Party A changes its bank account, it shall notify Party B in writing of such change seven (7) working days in advance.

3.3                               The Parties agree that, in principle, the payment of said Service Fees shall not cause any difficulty to the operation of either Party of that year. For the aforesaid purposes, Party A may agree to the deferred payment of Service Fees by Party B, or upon the mutual agreement by the Parties through negotiation, Party A may adjust in writing the percentage of calculation and/or the specific amount of Service Fees payable by Party B to Party A specified in Article 3.1 above.

Article 4    Obligations of Party B

4.1                               The Services provided by Party A under this Agreement shall be exclusive. During the term of this Agreement, without prior written consent of Party A, Party B may not enter into any agreement with any third party or otherwise engage such third party to provide services the same as or similar to those provided by Party A hereunder.

4.2                               Party B shall provide Party A with the finalized Annual Business Plan of Party B of the next year before November 30 of each year, in order to facilitate Party A to arrange plans of Services, purchase necessary software and Equipment and secure necessary personnel and technical service force accordingly. In case Party B needs Party A to purchase certain new Equipment or have additional personnel, it shall consult with Party A fifteen (15) days in advance in order to reach mutual agreement between the Parties.

4.3                               In order to facilitate provision of the Services by Party A, Party B shall provide

Party A with relevant materials required by Party A in an accurate and timely manner.

4.4                               Party B shall pay Service Fees to Party A on time and in full amount in accordance with Article 3 hereof.

4.5                               Party B shall maintain its good standing and presence, actively develop its business and make effort to maximize the returns.

4.6                               The Parties hereby acknowledge that, pursuant to the terms and conditions of the Equity Interest Pledge Agreement entered into by all of the registered shareholders of Party B as of the date of this Agreement (the “Existing Shareholders”) with Party A, each of the Existing Shareholders has pledged all of the equity interests in Party B held by it to Party A as security for Party B’s performance of its obligations under this Agreement and all of the ancillary agreements.

4.7                               During the term of this Agreement, Party B agrees to cooperate with Party A and Party A’s direct or indirect parent company in the audit of related party transactions and other audits, to provide related information and materials about Party B’s business, operation, customers, finance and employees to Party A, its parent company or its authorized auditor, and agrees that Party A’s parent company may disclose such related information and materials for purpose of satisfying the regulatory requirements of the stock exchange on which Party A’s parent company is listed.

Article 5    Intellectual Property

5.1                               To the extent permitted by the then effective applicable PRC Laws, intellectual property on the work products created in the course of Party A’s provision of Services and the intellectual property on the work product developed by Party B on the basis of Party A’s intellectual property shall belong to Party A. Such intellectual property includes, but not limited to, copyright, patent, know-how, trade secret and other intellectual property. In case the applicable PRC Laws expressly prohibits such intellectual property from being owned by Party A, Party B shall hold such intellectual property for the benefit of Party A, and shall immediately transfer such intellectual property to Party A at the lowest price permitted by law to Party B once Party B’s ownership of intellectual property is no longer prohibited by PRC Laws; if there is no requirement on the lowest price for such transfer, Party B shall transfer such intellectual property to Party A free of consideration and use its best effort to assist Party A in completing all the filing and registration procedure as required by the relevant government authorities in respect of such transfer.

5.2                               For the purpose of performing this Agreement, Party B may use the work products created by Party A in the course of provision of Services, subject to the terms and conditions of this Agreement. However, under no circumstances shall this Agreement grant or be deemed to have granted Party B any license or right to use such work product for any other purpose.

5.3                               Each Party warrants to the other Party that it will indemnify the other Party against any and all economic losses incurred by the other Party arising from its infringement of any other person’s intellectual property rights (including copyright, trademark, patent and know-how).

Article 6    Confidentiality Obligations

6.1                               Within the term of this Agreement, all customer information (the “Customer Information”) and other related materials in connection with Party B’s Business and Services provided by Party A shall be owned by Party A.

6.2                               Notwithstanding the termination of this Agreement, the Parties shall be obliged to keep in strict confidence the trade secrets and proprietary information of the other Party acquired during the performance of this Agreement, the Customer Information jointly owned by both Parties and any non-public information of the other Party (collectively, the “Confidential Information”). The receiving party of the Confidential Information (the “Receiving Party”) shall not disclose the Confidential Information or any part thereof to any third parties unless it obtains prior written consent of the other Party, or required by relevant laws and regulations or requirements of relevant stock exchange. The Receiving Party may not use, directly or indirectly, such Confidential Information or any part thereof for purposes other than performing its obligations under this Agreement.

6.3                               The following information shall not constitute Confidential Information:

(a)         any information which, as shown by written evidence, has previously been known to the Receiving Party;

(b)         any information which enters the public domain not due to the fault of the Receiving Party or is known by the public for other reasons; or

(c)          any information lawfully acquired by the Receiving Party from another source subsequent to the receipt of relevant information.

6.4                               The Receiving Party may disclose the Confidential Information to its relevant employees, agents or professionals it retains, but shall secure that the above persons should be bound by this Agreement, keep the Confidential Information confidential, and use such Confidential Information solely for the purpose of performing this Agreement.

6.5                               Upon termination of this Agreement, the Receiving Party of the Confidential Information shall return any and all documents, information or software containing any such Confidential Information to the original owner or provider of such Confidential Information; or with prior consent of the original owner or provider, destroy and delete all of such Confidential Information from any electronic device, and cease to use it in all circumstances.

6.6                               The Parties agree that this Article shall survive the amendment, expiration or termination of this Agreement.

Article 7    Representations and Warranties

7.1                               Party A hereby represents and warrants as follows:

7.1.1                     it is a limited liability company duly registered and validly existing under the laws of its incorporation place with independent legal person status, and has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act as an independent party in any lawsuits;

7.1.2                     it has full corporate power and authority to execute and deliver this Agreement and all the other documents related to the transaction contemplated hereunder which are to be executed by it, and has full power and authority to consummate the transaction hereunder. This Agreement shall be lawfully and duly executed and delivered by it and shall constitute its legal, valid and binding obligations, enforceable against it pursuant to the terms hereof.

7.2                               Party B hereby represents and warrants as follows:

7.2.1                     it is a limited liability company duly registered and validly existing under the laws of its incorporation place with independent legal person status, and has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act as an independent party in any lawsuits;

7.2.2                     it has full corporate power and authority to execute and deliver this Agreement and all the other documents related to the transaction contemplated hereunder which are to be executed by it, and it has full power and authority to consummate the transaction contemplated hereunder.  This Agreement shall be lawfully and duly executed and delivered by it and shall constitute its legal, valid and binding obligations, enforceable against it pursuant to the terms hereof;

7.2.3                     as of the effectiveness of this Agreement, it has obtained complete operating permits necessary for its operations, and has full right and qualification to conduct Party B’s Business as is currently conducted within the PRC;

7.2.4                     it shall notify Party A in a timely manner any litigation and other adverse situations it is involved in that has or may have material adverse effect on Party B’s Business and its operations, and make its best efforts to prevent further losses therefrom;

7.2.5                     without written consent of Party A, Party B shall not dispose of its material assets in any form nor change its current shareholding structure;

7.2.6                     it shall not enter into or consummate any transaction that may have material impact on the assets, obligations, business operation, shareholding structure of Party B, any equity interests in any third party and any other legitimate right held by Party B (except for those transactions incurred in the ordinary course of business or those transactions which have been disclosed to and approved in writing by Party A).

7.2.7                     it waives any right to require the amendment and cancellation of any provision of this Agreement on the ground of material misunderstanding or unconscionability, whether with respect to the percentage and amount of the Service Fees provided hereunder, or the quantity and quality of any service provided by Party A, or with respect to the stipulation prohibiting Party B to engage a third party to provide the same services as, or other services similar to, those provided by Party A, or any other stipulation hereof.

Article 8    Term of Agreement

8.1                               The Parties hereby acknowledge that this Agreement shall become effective upon duly execution by the Parties hereto, and shall remain valid until it is terminated by written agreement of the Parties hereto or by the opeartaion of applicable PRC Laws and regulations.

8.2                               Each Party shall complete the approval and registration formalities for extension of its business term three (3) months before the expiry of its term of business such that the validity of this Agreement shall be maintained.

8.3                               Following the termination of this Agreement, the Parties shall continue to settle the Service Fees already incurred pursuant to Article 3 hereof, and continue to comply with its obligations under Article 6 hereof.

Article 9    Notice

9.1                               Any notice, request, demand and other correspondences required by or made in accordance with this Agreement shall be in writing and delivered to the relevant Party.

9.2                               The aforesaid notice or other correspondences shall be deemed to have been delivered upon delivery when it is transmitted by facsimile; or upon handed over to the receiver when it is delivered in person; or on the fifth (5) day after posting if delivered by mail.

Article 10    Default Liabilities

10.1                        The Parties agree and confirm that, if any Party (the “Defaulting Party”) breaches substantially any of the agreements or substantially fails to perform any of the obligations hereunder, such a breach or failure shall constitute a default hereunder (the “Default”), and the non-defaulting Party shall be entitled to demand the Defaulting Party to rectify such Default or take remedial measures within a reasonable period of time. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period of time or within ten (10) days upon receipt of the written notice from the non-defaulting party, the non-defaulting party shall be entitled to decide to, at its discretion:

10.1.1              provided that if the Defaulting Party is Party B, Party A shall be entitled to terminate this Agreement and require the Defaulting Party to indemnify all the damages; or

10.1.2              provided that if the Defaulting Party is Party A, Party B shall be entitled to require the Defaulting Party to indemnify all the damages. However, unless otherwise provided by the laws, under no circumstances shall Party B be entitled to terminate or rescind this Agreement.

10.2                        Notwithstanding any other provisions herein, this Article 10 shall survive the suspension or termination of this Agreement.

Article 11    Force Majeure

11.1                        In the event of earthquake, typhoon, flood, fire, war, change of policies or laws,

and other unforeseeable or unpreventable or unavoidable event of force majeure, which directly prevents a Party from performing this Agreement pursuant to the agreed conditions, the Party affected by such a force majeure event shall forthwith issue a notice by facsimile and, within thirty (30) days, present the documents evidencing the details of such force majeure event and the reasons for failure of or delay in its performance, and such documents shall be issued by the notary institution of the area where such force majeure event takes place. The Party affected by such a force majeure event shall take appropriate measures to mitigate or eliminate the effects resulting from such event and shall make its efforts to reassume the obligations the performance of which have been delayed or impeded by such force majeure event. The Parties shall consult each other and decide whether this Agreement shall be waived in part or postponed in its performance with regard to the extent of impact of such force majeure event on the performance of this Agreement. No Party shall be liable for the economic losses suffered by the other Party resulting from the force majeure event.

Article 12    Miscellaneous Provisions

12.1                        This Agreement is made in Chinese in three (3) originals with each Party holding one (1) original and Beijng Wudao Technology Investment Management Co., Ltd. holding one (1) original.

12.2                        The formation, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC Laws.

12.3                        Any disputes arising hereunder and in connection herewith shall be settled through consultations between the Parties, and if the Parties cannot reach an agreement regarding such disputes within thirty (30) days of their occurrence, such disputes shall be submitted to Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules thereof. The place of arbitration shall be in Shanghai, the language to be used in arbitration is Chinese and the arbitration award shall be final and equally binding on the Parties.

12.4                        Any rights, powers and remedies empowered to any Party by any provisions herein shall not preclude any other rights, powers and remedies enjoyed by such Party in accordance with laws and other provisions under this Agreement, and the exercise of its rights, powers and remedies by a Party shall not preclude its exercise of its other rights, powers and remedies by such Party.

12.5                        No failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with law (the “Rights”) shall be construed as a waiver of such Rights, and the waiver of any single or partial exercise of the Rights shall not preclude its exercising of such Rights in any other way and other Rights.

12.6                        The headings of the Articles herein are for reference only, and in no circumstances shall such headings be used in or affect the interpretation of the provisions hereof.

12.7                        This Agreement, upon its execution, supersedes any other agreements, orally or written, between the Parties in respect of the same subject hereof, and constitutes the complete agreement between the Parties.

12.8                        Each provision contained herein shall be severable and independent from other provisions, and if at any time one or more articles herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected as a result thereof.

12.9                        Any amendments or supplements to this Agreement shall be made in writing and shall take effect upon due execution by the Parties hereto.

12.10                 Party B shall not assign any of its rights and/or obligations hereunder to any third parties without the prior written consent of Party A. Party A shall be entitled to assign any of its rights and/or obligations hereunder to any third party upon issuance of notice of such assignment to Party B and to the extent as permitted by PRC Laws.

12.11                 This Agreement shall be binding on the legal successors and assigns of the Parties.

12.12                 The Parties undertake that they shall make their respective tax declaration and payment pursuant to Law in connection with the transaction hereunder.

12.13                 Party A, Party B and all of Party B’s shareholders have separately entered into two ancillary agreement to this Agreement on the date hereof, namely the Exclusive Call Option Agreement and Shareholders’ Voting Rights Agreement, both of which have become effective as of the date of execution.

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[This page is the signature page of the Exclusive Consulting and Services Agreement and contains no body text]

IN WITNESS HEREOF, the Parties have caused this Exclusive Consulting and Services Agreement to be executed on the date first above written.

SHANGHAI ZHONGTONGJI NETWORK TECHNOLOGY CO., LTD.

(Company seal: /s/ Shanghai Zhongtongji Network Technology Co., Ltd.)

By:	/s/ Meisong Lai
Name: Meisong Lai
Title: Legal Representative

ZTO EXPRESS CO., LTD.

(Company seal: /s/ ZTO Express Co., Ltd.)

By:	/s/ Meisong Lai
Name: Meisong Lai
Title: Legal Representative